Exhibit 99.1

IVAX DIAGNOSTICS REPORTS THIRD QUARTER RESULTS

MIAMI—(BUSINESS WIRE)—November 20, 2006—IVAX Diagnostics, Inc. (AMEX:IVD) reported net revenues for the third quarter of 2006 of $4,852,000, a 3.9% increase over net revenues of $4,669,000 for the same period of 2005. IVAX Diagnostics reported a net loss of $1,268,000 for the third quarter of 2006 compared to a net loss of $1,100,000 for the third quarter of 2005. Net revenues for the nine months ended September 30, 2006 totaled $14,933,000, a decrease of $363,000, or 2.4%, from the $15,296,000 reported for the comparable period of the prior year. The net loss for the nine months ended September 30, 2006 was $2,183,000 compared with a net loss of $106,000 for the comparable period of the prior year.

Giorgio D’Urso, CEO and president of IVAX Diagnostics, said, “As previously announced, our net loss for the third quarter includes a $509,000 write-off of certain PARSEC® System related assets. After the eventual full commercial release of our proprietary PARSEC® System, we expect that this automated system will have a positive impact on our future operating results and on the laboratory environment that we serve. Separately, we are pleased that our hepatitis project in Italy continues to progress well and we believe that these hepatitis assays will put us in a more competitive situation in the international markets that we serve.”

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc., headquartered in Miami, Florida, develops, manufactures and markets proprietary diagnostic reagents, instrumentation, and software in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l., and ImmunoVision, Inc. Teva Pharmaceutical Industries Limited, through its wholly-owned IVAX Corporation subsidiary, owns approximately 72% of IVAX Diagnostics, Inc.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation: risks and uncertainties regarding the PARSEC® System, including, without limitation, that the PARSEC® System may not perform as or be available when expected, that the PARSEC® System may not be a source of revenue growth for IVAX Diagnostics, that IVAX Diagnostics may not receive financial benefits or achieve improved operating results after the full commercial release of the PARSEC® System, that the PARSEC® System may not have a positive impact on the laboratory environment that IVAX Diagnostics serves, that IVAX Diagnostics’ international activities associated with the PARSEC® System may be impacted by the delay in the full commercial release of the PARSEC® System, that the PARSEC® System may not be a factor in the future growth of IVAX Diagnostics or in allowing it to expand its business beyond its current range of autoimmune and infectious disease assays, that IVAX Diagnostics may not be able to obtain 510(k) clearance from the FDA for the PARSEC® System when expected or at all, that IVAX Diagnostics may not be successful in its marketing of the PARSEC® System, and that customers may not integrate the PARSEC® System into their operations as readily as expected; that IVAX Diagnostics may not successfully receive the transfer of hepatitis technology when expected or at all; that, if IVAX Diagnostics does successfully receive the transfer of hepatitis technology, then IVAX Diagnostics may not be able to manufacture its own hepatitis assays, may not be able to achieve a more competitive situation in the international markets that IVAX Diagnostics serves, and may not be able to cause its own hepatitis assays to be run in conjunction with the PARSEC® System; that improved financial performance or results may not occur; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risks and factors set forth above, investors should consider the economic, competitive, governmental, technological and other risks and factors discussed in IVAX Diagnostics’ filings with the Securities and Exchange Commission, including, without limitation, in the section entitled “Risk Factors” in IVAX Diagnostics’ Annual Report on Form 10-K for the year ended December 31, 2005.

IVAX DIAGNOSTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

Period Ended September 30,	Three months		Nine months
	2006	2005	2006	2005
Net revenues	$4,851,743	$4,668,555	$14,933,117	$15,295,605
Cost of sales	2,165,207	2,149,367	6,542,844	6,256,976

Gross profit	2,686,536	2,519,188	8,390,273	9,038,629

Operating expenses:
Selling	1,452,796	1,520,774	4,354,607	4,556,107
General and administrative	1,503,488	1,787,793	4,247,449	2,408,050
Research and development	1,022,626	395,355	1,987,364	1,259,157

Total operating expenses	3,978,910	3,703,922	10,589,420	8,223,314

Income (loss) from operations	(1,292,374)	(1,184,734)	(2,199,147)	815,315
Other income:
Interest income	120,703	86,854	351,218	249,142
Other expense, net	(80,119)	(6,772)	(80,884)	(106,141)

Total other income, net	40,584	80,082	270,334	143,001

Income (loss) before income taxes	(1,251,790)	(1,104,652)	(1,928,813)	958,316
Provision (benefit) for income taxes	15,751	(4,853)	52,978	1,064,674

Loss before cumulative effect of change in accounting principle	(1,267,541)	(1,099,799)	(1,981,791)	(106,358)
Cumulative effect of change in accounting principle	—	—	(201,000)	—

Net loss	$(1,267,541)	$(1,099,799)	$(2,182,791)	$(106,358)

Net loss per share, before cumulative effect of change in accounting principle
Basic and diluted	$(0.05)	$(0.04)	$(0.07)	$(0.00)

Cumulative effect of change in accounting principle, per share

Basic and diluted	$—	$—	$(0.01)	$—

Net loss per share

Basic and diluted	$(0.05)	$(0.04)	$(0.08)	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	27,649,887	27,487,983	27,635,575	27,188,687

Diluted	27,649,887	27,487,983	27,635,575	27,188,687

IVAX DIAGNOSTICS, INC.

CONDENSED BALANCE SHEETS

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,747,254	$11,479,568
Marketable securities	8,150,000	122,045
Accounts receivable, net of allowances for doubtful accounts of $1,187,916 in 2006 and $973,855 in 2005	6,691,041	6,695,353
Inventories, net	5,590,330	5,608,584
Other current assets	1,257,534	1,164,890

Total current assets	23,436,159	25,070,440

Property, plant and equipment, net	2,170,007	2,213,581
Equipment on lease	444,380	585,295
Product license	1,255,936	1,255,936
Goodwill, net	6,722,725	6,722,725
Other assets	192,783	55,553

Total assets	$34,221,990	$35,903,530

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$870,931	$1,190,204
Accrued license payable	1,014,440	947,920
Accrued expenses and other current liabilities	2,807,352	2,895,836

Total current liabilities	4,692,723	5,033,960

Stock option compensation liability	36,000	—
Other long-term liabilities	823,902	680,006

Total liabilities	5,552,625	5,713,966

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares, issued and outstanding 27,649,887 in 2006 and 27,623,554 in 2005	276,498	276,235
Additional paid-in capital	40,763,987	40,548,950

Accumulated deficit	(11,641,162)	(9,458,371)
Accumulated other comprehensive loss	(729,958)	(1,177,250)

Total shareholders’ equity	28,669,365	30,189,564

Total liabilities and shareholders’ equity	$34,221,990	$35,903,530

Contact:	Duane M. Steele
IVAX Diagnostics, Inc.
305-324-2338
www.ivaxdiagnostics.com